ARTICLES OF INCORPORATION
ITRONICS INC.

ARTICLE I

The name of the CORPORATION is Itronics Inc.

ARTICLE II

The period of duration is perpetual.

ARTICLE III PURPOSES

The purposes of which the CORPORATION is organized are:

A. To purchase, receive by way of gift, subscribe for, invest in, and in all other ways acquire, import, lease, possess, maintain, handle on consignment, own hold for investment or otherwise, use, enjoy, exercise, operate, manage, conduct, perform, make, borrow, contract in respect of, trade and deal in, sell, exchange, let, lend, export, mortgage, pledge, deed in trust, hypothecate, encumber, transfer, assign and in all other ways dispose of, design, develop, invent, improve, equip, repair, alter, fabricate, assemble, build, construct, operate, manufacture, plant, cultivate, produce, market and in all other ways (whether like or unlike any of the foregoing), deal in and with property of every kind and character, real, personal, or mixed, tangible or intangible, wherever situated and however held, including, but not limited to, money, credits, chooses in action, securities, stocks, bonds, warrants, script, certificates, debentures, mortgages, notes, commercial paper, and other obligations and evidences of indebtedness any government or subdivision or agency thereof, documents of title and accompanying rights, and every other kind and character of personal property, real property (improved and unimproved), and the products and avails thereof, and every character of interest therein and appurtenance thereto, including, but not limited to, mineral, oil, gas and water rights, all or any part of any going business and its incidents, franchises, subsidies, characters, concessions, grants, rights, powers, or privileges, granted or conferred by any government or subdivision or agency thereof, and any interest in or part of any of the foregoing, and to exercise in respect thereof all of the rights, powers, privileges, and immunities of individual owners or holders thereof.

B. To establish, maintain and conduct any sales, service or merchandising business in all its aspects for the purpose of selling, purchasing, licensing, renting, leasing, operating, franchising, and otherwise dealing with personal services, instruments, machines, appliances, inventions, trademarks, tradenames, patents, privileges, processes, improvements, copyright and personal property of all kinds and descriptions.

C. To serve as manager, consultant, representative, agent or advisor for other persons, associations, corporations, partnerships and firms.

D. To purchase, take, receive, lease or otherwise acquire, own, hold, use, improve and otherwise deal in and with, sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of liens, real estate, real property, chattels real and estates, interests, and rights and equities of all kinds of lands; and to engage in the business of managing, supervising and operating real property, buildings and structures to negotiate and consummate for itself or for others leases with respect to such properties, to enter into contracts and arrangements either as principal or as agent for the maintenance, repair and improvement of any property managed, supervised, or operated by the CORPORATION; to engage in and conduct or authorize, license and permit others to engage in and conduct any business or activity incident, necessary, ; advisable or advantageous to the ownership of property, buildings, and the structures: managed, supervised or operated by the CORPORATION.

E. To enter into or become an associate, member, shareholder, or partner in any firm, association, partnership (whether limited, general or otherwise), company, joint stock company, syndicate or corporation, domestic or foreign, formed or to be formed to accomplish any lawful purpose, and to allow or cause the title to any estate, right or interest in any property (whether real, personal or mixed), owned, acquired, controlled, or operated by or in which the CORPORATION has an interest, to remain or be vested or registered in the name of or operated by any firm, association, partnership (whether limited, general or otherwise), company, joint stock company, syndicate, or corporation, domestic or foreign, formed to accomplish any of the purposes enumerated herein.

F. To acquire the goodwill, rights, assets and property, and to undertake or assume the whole, or any part of, the obligations for liabilities of any person, firm, association or corporation.

G. To hire and employ agents, servants, and employees, to enter into agreements of employment and collective bargaining agreements, and to act as agent, contractor, factor, or otherwise, either alone or in company with others.

H. To promote or aid in any manner, financially or otherwise, any person, firm, association, or corporation, including its employees, officers and directors if such aid reasonably may be expected to benefit, directly or indirectly, the CORPORATION.

I. To let concessions to others to do any of the things that this CORPORATION is empowered to do, and to enter into, make, perform, and carry out, contracts and arrangements of every kind and character with any person, firm, association, or corporation, or any government or authority or subdivision or agency thereof.

J. To carry on any business whatsoever that this CORPORATION may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or that it may deem calculated, directly or indirectly, to improve the interest of this CORPORATION, and to have and to exercise all powers conferred by the laws of the State of Texas on corporations formed under the laws pursuant to which and under which this CORPORATION is formed, as such laws are now in effect or may at any time hereafter be amended, and to do any and all things hereinabove set forth to the same extent and as fully as natural persons might or could do, either along or in connection with other persons, firms, associations, or corporations, and in any part of the world.

K. To transact any business and to do and perform any and all acts and things authorized by Article 2.02 of the Texas Business Corporation Act, as amended, or which may be authorized in the future by amendment thereto.

L. The foregoing statement of purposes shall be construed as a statement of both purposes and powers, shall be liberally construed in aid of the powers of this CORPORATION, and the powers and purposes stated in each clause shall not, except where otherwise stated, be limited or restricted by any term or provision of any other clause, and shall be regarded not only as independent purposes, but the purposes and powers stated shall be construed distributively as each object expressed, and the enumeration as to specific powers shall be construed as to limit in any manner the aforesaid general powers, but are in furtherance of, and in addition to and not in limitation of said general powers.

ARTICLE IV
SHARES

The total number of shares of stock which the CORPORATION shall have authority to issue is Twenty Five Million (25,000,000) shares of Common Stock. The par value of each of such shares is One Mill ($0.001) amounting in the aggregate to Twenty Five Thousand Dollars ($25,000).

ARTICLE V
COMMENCE BUSINESS

The CORPORATION will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.

ARTICLE VI
MAJORITY VOTE

With respect to any action to be taken by the shareholders of the CORPORATION under the Texas Business Corporation Act or otherwise, the vote or concurrence of the holders of a majority of the issued and outstanding shares of the CORPORATION shall control.

ARTICLE VII
CUMULATIVE VOTE

Cumulative voting is expressly prohibited. At each election of directors, ever; shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are Directors to be elected and for whose election he has a right to vote; no shareholders shall be entitled to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by his shares shall equal, or by distributing such votes on the same principal among any number of such candidates.

ARTICLE VIII
PRE-EMPTIVE RIGHTS

No holder of any stock of the CORPORATION shall be entitled as a matter of right to purchase or subscribe for any part of any stock of the CORPORATION authorized by these Articles or of any additional stock of any class to be issued by reason of any increase of the authorized stock of the CORPORATION or of any bonds, certificates of indebtedness, debentures, warrants, options or other securities convertible into any class or stock of the CORPORATION, but any stock authorized by these Articles or any such additional authorized issue of any stock or securities convertible into any stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations for such consideration and upon such terms and in such manner as the Board of Directors may in its discretion without offering any thereof on the same terms or on any terms to the shareholders then of record or to any class of shareholders, provided only that such issuance may not be inconsistent with any provision of law or with any of the provisions of these Articles.

ARTICLE IX
CERTAIN INSIDER TRANSACTIONS

Any contract or other transaction between the CORPORATION and one or more of its directors, or between the CORPORATION and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the CORPORATION and any corporation or association of which one or more of its directors are shareholders, members, directors, officers or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of the director or directors at the meeting of the Board of Directors of the CORPORATION that acts upon, or in reference to, the contract or transaction, and notwithstanding his or their participation in the action, if the facts of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize or ratify the contract or transaction, the interested director or directors to be counted in determining whether a quorum is present and to be entitled to vote on such authorization of ratification. This Article shall not be construed to invalidate any contract or other transaction that would otherwise be valid under the common and statutory law applicable to it.

ARTICLE X
INDEMNIFICATION

The CORPORATION may indemnify any person made a party to any action, suit or proceeding, whether civil or criminal, by reason of the fact that he or she, his or her testator, or intestate, is or was a director, officer, or employee of the CORPORATION, or of any CORPORATION which he or she served in such capacity at the request of the CORPORATION, against the reasonable expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense of the action, suit or proceeding or in connection with any appeal in it. This right of indemnification shall be more fully delineated in the Bylaws of the CORPORATION. This right to indemnification conferred by this Article shall not restrict the power of the CORPORATION to make any other type of indemnification permitted by law.

ARTICLE XI
INSURANCE

The CORPORAT!ON shall have rower to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the CORPORATION, or who is or was serving at the request of the CORPORATION as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such a person, whether or not the CORPORATION would have the power to indemnify him against such liability by statute.

ARTICLE XII
LIMITATION ON LIABILITY

No person shall be liable to the CORPORATION for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director, officer or employee of the CORPORATION in good faith, if, in the exercise of ordinary care, this person:

A. Relied upon financial statements of the CORPORATION represented to him to be correct by the President or the officer of the CORPORATION having charge of its books of account, or stated in a written report by an independent public or certified public accountant or firm of such accountants fairly to reflect the financial condition of the CORPORATION; or considered the assets to be of their book value; or

B. Relied upon the written opinion of an attorney of the CORPORATION.

ARTICLE XIII
BYLAWS

Except to the extent such power may be modified or divested by action of the shareholders representing a majority of the issued and outstanding shares of the Common Stock of the CORPORATION taken at a regular or special meeting of the shareholders, the power to adopt, alter, amend or repeal the Bylaws of the CORPORATION shall be vested in the Board of Directors.

ARTICLE XIV
REGISTERED OFFICE AND REGISTERED AGENT

The post office address of its initial registered office and the name of its initial registered agent at such address are:

Registered Office: 7441 Marvin D. Love Freeway, Suite 2000
 Dallas, Texas 75237

Registered Agent: Kevin B. Halter Jr.

ARTICLE XV
DIRECTORS

The number of Directors constituting the initial Board of Directors is one, and the name and address of the person who is to serve as Director until the first annual meeting of the shareholders or until the successor is elected and qualified is:

Name	Address

Kevin B. Halter, Jr.	7441 Marvin D. Love Freeway, Suite 2000 Dallas, Texas 75237

ARTICLE XVI
INCORPORATOR

The name and address of the Incorporator is:

Name	Address

Kevin B. Halter, Jr.	7441 Marvin D. Love Freeway, Suite 2000 Dallas, Texas 75237

WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on this 20 day of October, 1987.

ITRONICS INC.

/S/ Kevin B. Halter, Jr.

EXHIBIT "A"
AMENDMENT TO THE ARTICLES OF INCORPORATION OF
ITRONICS INC.

ARTICLE IV

SHARES

The total number of shares of capital stock which the Corporation is authorized to issue is to consist of fifty million (50,000,000) shares of Common Stock, with a par value of one mill ($0.001) per share (the "Common Stock"), and one million (1,000,000) shares of Preferred Stock, with a par value of one mill ($0.001) per share (the "Preferred Stock"). The Board of Directors is authorized to issue the capital stock of the Corpo-ration from time to time in such amounts as the Board of Direc-tors may determine for any purpose allowed by law.

A. Common Stock.

Subject to the provisions of any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available for the purpose, such dividends as may be declared from time to time by the Board of Directors. In the event of the liquidation of the Corporation, or upon the distribution of its assets, after the payment in full or the setting apart for payment of such preferential amounts, if any, as the holders of any series of Preferred Stock at the time out-standing shall be entitled, the remaining assets of the Corpora-tion available for payment and distribution to shareholders shall be distributed ratably among the holders of Common Stock at the time outstanding. Cumulative voting is expressly prohibited. Each share of Common Stock shall be entitled to one (1) vote, on a non-cumulative basis, at all meetings of shareholders, and shall have no preference, conversion, exchange, preemptive or redemption rights.

B. Designation of Rights and Privileges.

Except for the Series A Preferred Stock the Board of Directors shall have authority, by resolution or resolutions, to divide the Preferred Stock into series, to establish and fix the distinguishing designation of each such series and the number of shares thereof (which number, by like action of the Board of Directors from time to time thereafter, may be increased except when otherwise provided by the Board of Directors in creating such series, or may be decreased but not below the number of shares thereof then outstanding) and, within the limitations of applicable law or as otherwise set forth in this article, to fix and determine the relative rights and preferences of the shares of each series so established prior to the issuance thereof, and particularly with respect to:

(i) The rate of dividend and the initial original issue date or other date from which such dividends shall be cumulative;

(ii) The price or prices at, the period or periods within, and the terms and conditions on, which shares may or shall be redeemed;

(iii) The amounts payable upon shares in the event of voluntary liquidation or of involuntary liquidation;

(iv) The terms of the sinking fund provisions or redemption repurchase account, if any, for the redemption or purchase of shares;

(v) The terms and conditions on which shares may be converted into shares of common stock, or of authorized shares of any other class or series, if the shares of any series are issued with the privilege of conversion; and

(vi) Whether or not shares shall have voting rights, and the terms and conditions upon which any voting rights may be exercised.
The holders of the preferred stock do not have the right to subscribe for or purchase or receive any part of any issue of shares or of bonds, debentures or other securities of the corporation except as provided in the rights, privileges, restrictions and conditions attached to the preferred shares prior to their issuance by the directors.

No class of shares may be created ranking as to capital or dividends prior to or on a party with the Preferred Stock of any series without the approval of the holders of the Preferred Stock of such series, nor shall any additional preferred shares be created without such approval.

Upon completion of any filing and recording of a reso-lution of the board of directors adopted pursuant to this para-graph (B), which may be required in order that the same shall constitute and amendment to the Articles of Incorporation, the terms of the new series as set forth therein shall be deemed to become an appropriately numbered or lettered additional paragraph to this part, and may be so certified by an officer of the Corpo-ration or by any public official whose duty it may be to certify copies of the articles of incorporation or amendments thereto.

C.	Series "A" Preferred Stock.

Five Hundred (500) shares of Preferred Stock are desig-nated "Series "A" Cumulative Convertible Redeemable Preferred Non--voting shares" (hereinafter called "Series "A" Preferred shares") and shall, in addition to the preferences, rights, priv-ileges, restrictions, conditions and limitations attaching to the preferred shares as a class, carry and be subject to the follow-ing preferences, rights, privileges, restrictions, conditions and limitations:

(1) No Voting Rights. The holders of the Series "A" Preferred shares are not, as such, entitled to receive notice of or to attend meetings of shareholders of the corporation or to vote at any meeting unless the provisions of Subparagraph 11 of this Article shall be applicable.

(2) Dividends. The holders of the Series "A" Pre-ferred shares are entitled to receive and the Corporation shall pay thereon, in arrears, out of the money of the Corporation properly applicable to the payment of dividends, a fixed, cumula-tive, preferential cash dividend thereon at the rate of one hun-dred sixty dollars ($160.00) per annum per share and no more, payable in four quarterly installments with payment dates of July 31, October 31, January 31 and April 30, commencing October 31, 1990. Prior to July 31, 1990, dividends shall accrue pro rata from the date of issuance of any of the Series "A" Pre-ferred shares and such dividends shall be cumulative and not be paid out until redemption or liquidation as provided herein. The holders of Series "A" Preferred shares are not entitled to any further or other dividends than those expressly provided far herein.

(3) Dividend Payment Procedures. Checks of the Corpo-ration, shall be issued in respect of such dividends, and payment thereof shall satisfy such dividends. However, the Corporation may at any time or from time to time appoint a bank or trust company as an agent for the purpose of disbursing such dividends. Dividends shall be paid to the registered holders of Series "A" Preferred shares appearing of record on the books of the Corpora-tion at the close of business on: December 31 for the January 31 dividend payment date; March 31 for the April 30 dividend payment date; June 30 for the July 31 dividend payment date; and September 30 for the October 31 payment date. If on any dividend payment date the dividend payable on such date is not paid in full on all of the Series "A" Preferred shares then issued and outstanding, such dividend or the unpaid part thereof shall be paid on a subsequent date or dates determined by the directors on which the corporation shall have sufficient money properly appli-cable to the payment of the same.

(4) Limitation on the Payment of Dividends. Unless all the Series "A" Preferred shares are being redeemed, no divi-dends (other than stock dividends) shall at any time be declared or paid on any other shares of the Corporation raking below the Series "A" Preferred shares unless all cumulative dividends on the Series "A" Preferred shares then accrued for all previous dividend periods other than the dividends accrued for the period prior to July 31, 1990, together with those in respect of the then current quarter, have been declared and paid or provided for at the date of such declaration or payment.

(5) Optional Redemption. Subject to applicable laws, the Corporation may, after October 31, 1992 and in its discretion upon giving notice in the manner herein provided, redeem at any time the whole or from time to time any part of the outstanding Series "A" Preferred shares at a redemption price for each share to be redeemed consisting of One Thousand Dollars ($1,000) per share plus an amount equal to all unpaid cumulated dividends thereon and, in addition thereto, commencing after the October 31, 1993 and each year thereafter, a premium of one hun-dred dollars ($100) per annum (hereinafter called "the redemption price"). If the Corporation desires to redeem part only of the Series "A" Preferred shares, the shares to be redeemed may be selected by lot in such manner as the directors may determine or may be selected (as nearly as possible proportionately to the holdings of Series "A" Preferred shares, but disregarding fractions.

(6) Procedures for Optional Redemption. In case of any redemption of Series "A" Preferred shares under the provi-sions of sub-paragraph (5) hereof, the Corporation shall mail to each person who at the time of mailing is a registered holder of Series "A" Preferred shares to be redeemed a notice in writing of the intention of the Corporation to redeem such shares. Not less than thirty (30) days prior to the date specified for such redemption such notice shall be mailed, postage prepaid, addressed to each such holder at his address as it appears on the books of the Corporation or, if the address of any such share-holder does not so appear, then to the last known address for such shareholder; provided, however, that the accidental failure to give any such notice to one or more such holders shall not affect the validity of such redemption as to the other holders, but when such failure is discovered, notice shall be given forth-with and shall have the same force and effect as if given in due time. Such notice shall set out the redemption price, the place or places at which the redemption price is to be paid and the day on which redemption is to take place and, of part only of the Series "A" Preferred shares held by the person to whom it is addressed is to be redeemed, the number thereof so to be redeemed. On or before the date so specified for redemption, the Corporation shall deposit the redemption price of the Series "A" Preferred shares to be redeemed in a special account in any bank or trust company to be paid without interest to, or to the order of, the respective holders of such Series "A" Preferred shares upon presentation and surrender to such bank or trust company of the certificates representing the same. Providing that such deposit has been made, Series "A" Preferred shares so called for redemption shall on the date specified for redemption be deemed to be redeemed. If only a part of the Series "A" Preferred shares represented by any certificate are redeemed, a new certificate for the remainder shall be issued at the expense of the Corpora-tion. Providing that the redemption price has been deposited, as aforesaid, the Series "A" Preferred shares so called for redemp-tion ceases from after the date specified for redemption to be entitled to dividends and the holders thereof are not entitled to exercise any of the rights of shareholder in respect thereof, and their rights are limited to receiving without interest, their proportionate part of the total redemption price so deposited against presentation and surrender of the certificates held by them. If the redemption price has not been deposited, the rights of the holders of the Series "A" Preferred shares so called for redemption shall remain unaffected.

(7) Mandatory Redemption. Subject to all applicable laws, the Corporation shall redeem and pay the full redemption price for all issued and outstanding Series “A” Preferred shares effective as of October 31, 1998.

(8) Liquidation Preference. In the event of any dis-tribution of the assets of the Corporation among shareholders (whether voluntary or involuntary), the holders of the Series "A" Preferred shares are entitled to receive an amount equal to the redemption price for the Series "A" Preferred shares before any amount shall be paid to or any property or assets of the Corpora-tion distributed among the holder of any other shares of the Corporation. After payment of the holders of the Series "A" Preferred shares of the amount so payable to them they shall not be entitled to share in any further distribution of the property or assets of the corporation.

(9) Conversion Rights. Any holder of the Series "A" Preferred shares may at any time (unless the shares have been redeemed) convert all or any part of his Series "A" Preferred shares into the Common Stock of the Corporation at the rate of 3,000 shares of Common Stock per one share of Series "A" Pre-ferred stock, plus an amount of Common Stock determined by divid-ing all accrued dividends on each share if any, by thirty-three and one-third cents ($.33 1/3). The number of shares of Common Stock issuable upon conversion shall be subject to an increase or decrease as provided herein. No fractional shares of Common Stock shall be issued upon conversion of Series "A" Preferred shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by thirty-three and one-third cents ($.33 1/3). Before any holder of Series "A" Preferred shares shall be entitled to convert the same into full shares of Common Shares, he shall surrender the certificate or certificates there-for, duly endorsed, at the office of the Corporation or of any transfer agent for the Series "A" Preferred shares, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series "A" Preferred shares, or to the nominee of such holder, a certificate or certificates for the number of shares of Common Stock to which such certificates for the number of shares of Common Stock to which such holder is entitled and a check payable to such holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immedi-ately prior to the close of business on the date of such surren-der of the shares of Series "A" Preferred to be converted, and the person or persons entitled to receive the shares of common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

So long as any of the Series "A" Preferred shares remains outstanding, no reorganization of the corporation and no consolidation, merger or exchange thereof with or into any other corporation or corporations and no conveyance of all or substan-tially all of its properties and business, as an entirety, to any other corporation shall be made unless, as part of such reorgani-zation, consolidation, merger, exchange or conveyance, arrange-ments shall be made whereby the holders of the series "A" Pre-ferred series then outstanding shall thereafter be entitled to convert such preferred stock into any stock or securities given in exchange for the Common Stock of the Corporation, on such reorganization, or in connection with such consolidation, merger! exchange or conveyance on the same basis of conversion as obtained prior to any such new arrangement or transaction.

(10) Adjustment of Shares. If prior to the exercise by any holder of Series "A" Preferred shares of his right to convert such shares and cumulated but unpaid dividends into Common Stock, the Corporation shall have effected one or more stock splits, stock dividends, or other increases or reductions of the number of shares of Common Stock outstanding without receiving compensa-tion therefor in money, services or property: (a) if a net increase shall have been effected in the number of shares of outstanding Common Stock, the number of shares of Common Stock issuable shall, upon conversion, be proportionately increased with the thirty three and one-third cents ($.33 1/3) conversion price on cumulated but unpaid dividends being proportionately reduced; and (b) if a net reduction shall have been effected in the number of outstanding shares of Common Stock, the number of shares of Common Stock issuable upon conversion shall be proportionately decreased with the thirty three and one-third cents ($33 1/3) conversion price on accumulated but unpaid divi-dends being proportionately increased.

11) Without the prior approval of the holder of the Series "A" Preferred shares, the Corporation shall not

  (a) issue any preferred shares ranking in prior-ity to the Series "A" Preferred shares;

(b) issue any preferred shares ranking equally with the Series "A" Preferred shares unless either the pro-ceeds of such issue are to be used in whole or on part for the redemption of all of the Series "A" Preferred shares then outstanding, or

(12) Payment of All Dividends Upon Redemption or Less Than Are Shares. No purchase or redemption of less than all the outstanding Series "A" Preferred shares shall be made by the Corporation at any time unless all accrued dividends on said shares then outstanding shall have been declared and paid or set apart for payment in respect of all dividend periods preceding the then current quarterly dividend period.

(13) Possible Contractual Registration Rights Upon Conversion. The Corporation may grant by agreement to the hold-ers of Common Stock received upon conversion of the Series "A" Preferred shares "piggy-back" registration rights under the Secu-rities Act of 1933, as amended (the "Act"), which will allow the holders of such Common Stock to register their Common Stock if at any time the Corporation proposed to registered any of its Common Stock under the Act in connection with the public offering of such securities solely for cash.

(14) No Limitation in Common Stock. Nothing herein contained shall affect or restrict the right of the Corporation to increase the number of common shares or to sub-divide or con-solidate its common shares in accordance with the provisions of law or to issue its common shares from time to time for any law-ful purpose.

EXHIBIT "A"
AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
ITRONICS INC.

ARTICLE IV

SHARES

The total number of shares of capital stock which the Corporation is authorized to issue is to consist of two hundred fifty million (250,000,000) shares of Common Stock, with a par value of one mill ($0.001) per share (the "Common Stock"), and one million (1,000,000) shares of Preferred Stock, with a par value of one mill ($0.001) per share (the "Preferred Stock"). The Board of Directors is authorized to issue the capital stock of the Corporation from time to time in such amounts as the Board of Directors may determine for any purpose allowed by law.